Exhibit 95.1
Mine Safety Disclosure
    In July 2010, the U.S. Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires certain disclosures by companies that are required to file periodic reports under the Securities Exchange Act of 1934 and operate mines regulated under the Federal Mine Safety and Health Act of 1977 (“FMSHA”). The following mine safety information is provided pursuant to this legislation for the annual period ended December 31, 2015.

Mine or Operating Name	Section 104 S&S Citations (#)	Section 104 (b) Orders (#)	Section 104 (d) Citations and Orders (#)	Section 110 (b) (2) Violations (#)	Section 107 (a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed(1) ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (Yes/No)	Received Notice of Potential to Have Pattern Under Section 104(e) (Yes/No)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)

Kensington	12	—	—	—	—	$204,435	—	NO	NO	7	0**	2

Rochester	11	—	—	—	—	$11,541	—	NO	NO	1	1	—

Wharf	4*	—	—	—	—	$2,788	—	NO	NO	1	1	—

Totals	27	—	—	—	—	$218,764	—	NO	NO	9	2	2
1.The total dollar value of the Proposed Assessments includes all assessments received during the year.
*    A 104 S&S citation was reported for Wharf in the second quarter of 2015 that was in error. There was no S&S citation in the second quarter of 2015.
**    A non-citation related legal action was reported for Kensington in the third quarter of 2015, which has been corrected in this exhibit.